                                                                     EXHIBIT 5.1

                        [QUARLES & BRADY LLP LETTERHEAD]

                                  June 4, 1999


DuraSwitch Industries, Inc.
234 S. Extension Road
Mesa, Arizona 85210

         Re: Form SB-2 Registration Statement

Dear Sirs:

         We refer to the Registration Statement on Form SB-2 filed on June 4, 1999 (the "Registration Statement"), by DuraSwitch Industries, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale of up to 2,300,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), by the Company and the Selling Securityholder (as defined in the Underwriting Agreement referred to below) to the Underwriters named in Schedule A to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

         We have reviewed the General Corporation Law of the State of Nevada and examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of the Company, and made such other investigation and inquiries of public officials and the officers of the Company, as we deemed necessary for the opinions hereinafter expressed. On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada.

         2. The issued and outstanding Shares covered by the Registration Statement to be sold by the Selling Securityholder pursuant to the Underwriting Agreement have been legally issued and are fully paid and non-assessable.

         3. The Shares covered by the Registration Statement to be sold by the Company pursuant to the Underwriting Agreement, when issued and delivered by the Company against payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

         We do not find it necessary for the purposes of this opinion, and accordingly to not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement; provided however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                                       Sincerely,

                                                       QUARLES & BRADY LLP

                                                       /S/ Quarles & Brady LLP